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                                                                    Exhibit 23.1




                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Unitog Company:



We consent to incorporation by reference in the Registration Statement on Form S-8 of Unitog Company relating to the Unitog Company Outside Director Fee/Stock Program of our report dated March 3, 1995 related to the consolidated balance sheets of Unitog Company and subsidiaries as of January 29, 1995 and January 30, 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended January 29, 1995, which report is incorporated by reference in the January 29, 1995 annual report on Form 10-K of Unitog Company.



                                               /s/ KPMG Peat Marwick LLP

                                               KPMG Peat Marwick LLP




Kansas City, Missouri
June 16, 1995